As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-131756

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVERION INTERNATIONAL CORP.

(Name of small business issuer as specified in its charter)

Delaware	8731	20-4354185
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

225 Turnpike Rd.

Southborough, MA 01772

(508) 597-6000

(Address and telephone number of principal executive offices and principal place of business)

Dr. Philip T. Lavin

Chief Executive Officer

Averion International Corp.

225 Turnpike Rd.

Southborough, MA 01772

(508) 597-6000

(Name, address and telephone number of agent for service)

Copy to:

Adam C. Lenain, Esq.

Foley & Lardner LLP

402 W. Broadway, Suite 2100

San Diego, CA 92101

(619) 234-6655

Approximate date of commencement of proposed sale to the public: No longer applicable because the shares are being removed from registration.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

We filed a registration statement on Form SB-2 (File No. 333-131756) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on February 10, 2006, registering one million nine hundred twenty-four thousand (1,924,000) shares of our common stock, par value $0.001 per share (the “Shares”), to be sold, from time to time, by the selling stockholder named therein.  The SEC declared our Registration Statement effective on February 22, 2006.

In accordance with the undertaking contained in Part II, Item 28(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-B, we are filing this post-effective amendment (“Post-Effective Amendment No. 1”) to remove from registration all of the Shares which remain unsold under the Registration Statement as of the date hereof.

We are deregistering the Shares because the prospectus covering the Shares, included in the Registration Statement, no longer contains current information, as required by the Securities Act of 1933, as amended. The Shares have been included among the shares of our common stock, par value $0.001 per share, that will become registered for sale upon the effective date of a registration statement on Form SB-2 (File No. 333-143809) that we filed with the SEC on June 15, 2007.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Southborough, Commonwealth of Massachusetts, on this 29th day of June, 2007.

Averion International Corp.

By:	/s/ Dr. Philip T. Lavin
Name: Dr. Philip T. Lavin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated on June 29, 2007:

Signature	Title	Date

/s/ Dr. Philip T. Lavin	Chief Executive Officer and Director (principal	June 29, 2007
Dr. Philip T. Lavin	executive officer)

/s/ Christopher Codeanne	Chief Financial Officer (principal financial and	June 29, 2007
Christopher Codeanne	accounting officer)

/s/ Michael Falk	Chairman and Director	June 29, 2007
Michael Falk

/s/ Fred Sancilio	Vice Chairman and Director	June 29, 2007
Fred Sancilio

/s/ Robert Tucker	Director	June 29, 2007
Robert Tucker

/s/ Cecilio Rodriguez	Director	June 29, 2007
Cecilio Rodriguez

/s/ Alastair McEwan	Director	June 29, 2007
Alastair McEwan